Exhibit 99

For Immediate Release

Contact:	Dan Bevevino	General Contact:
	Respironics, Inc.	Joe Calabrese
	Vice President & CFO	Financial Relations Board
	724-387-5235	212-445-8434

	Maryellen Bizzack	Analyst Information:
	Respironics, Inc.	Julie Tu
	Director, Marketing & Comm.	Financial Relations Board
	724-387-5006	212-445-8456

Respironics Will Make Offer To Acquire Profile Therapeutics plc

MURRYSVILLE, PA, May 21, 2004 — Respironics, Inc. (Nasdaq: RESP) announced today that it will make an offer to acquire for cash the issued share capital of Profile Therapeutics plc (London SE symbol: PTP) for 50.9 pence per share or a total of approximately $44.6 million, at the current exchange rate. The UK-based company, which distributes, develops and commercializes specialty products to improve the treatment of sleep and respiratory patients, would become a wholly owned subsidiary of Respironics and would be integrated into two of the Company’s Divisions – the International Division and the Respiratory Drug Delivery Division (formerly the Asthma and Allergy Division). The last 12 months of reported revenues for Profile Therapeutics totaled £14.6 million or approximately $23.9 million. Profile is currently Respironics’ distributor for sleep and ventilation products in the UK and has represented Respironics products for over 15 years in that country.

Respironics estimates the acquisition would add $15 to $20 million to its annual revenues, after eliminating the impact of inter-company sales, and would be neutral to earnings per share during fiscal years 2004 and 2005. The acquisition is expected to be modestly accretive in fiscal year 2006 adding approximately $0.02 to $0.03 per share.

The acquisition has been approved by the boards of directors of both Profile Therapeutics and Respironics and is subject to a UK procedure that is similar in form to a tender offer in the US. Shareholders representing approximately 66% of Profile Therapeutics’ outstanding shares have indicated their support for the transaction, subject to certain limitations. The offer is subject to customary closing conditions. Completion of the acquisition is expected around the end of the second quarter of calendar year 2004, which is Respironics’ fiscal year 2004 fourth quarter.

“This opportunity is consistent with our strategic plan, which calls for expanding our presence in the international sleep and respiratory markets, and enhances the breadth of our products and services, “ said Respironics’ President and CEO John Miclot. “Profile Therapeutics has been an excellent long-standing customer in the UK and has also developed innovative technologies that are complementary to our existing portfolio.”

Profile Therapeutics’ core respiratory delivery system is an innovative platform that utilizes “intelligent inhalation” technology called Adaptive Aerosol Delivery (AAD®). This delivery system is designed to automatically respond to individual patients’ breathing patterns to deliver a precise dose synchronized with the patient’s inhalation cycle. The technology has the potential to benefit patients by ensuring a uniform drug dose and reproducible therapy, and in addition, allows for smaller fill volumes of drug to be used compared to conventional nebulizers.

The company’s second generation AAD system, Prodose™, is approved for use in the UK, various markets in Europe and has recently received 510K clearance from the US Food and Drug Administration (FDA).

“We believe Profile Therapeutics’ latest innovation, Prodose, has significant advantages over other treatment modalities for patients with chronic respiratory conditions,” noted Miclot. “Profile’s combination of talent and technology would offer our Respiratory Drug Delivery Division a significant strategic edge in the respiratory drug delivery sector. Additionally, we believe Profile’s strong UK sales channel would strengthen our International Division’s presence in the UK, a key European market.”

Parker/Hunter Incorporated and Bridgewell Limited acted as financial advisors to Respironics and PricewaterhouseCoopers acted as financial advisor to Profile in connection with this transaction. Reed Smith Warner Cranston acted as legal counsel to Respironics. The Company will host a conference call at 9:00 a.m. Eastern Time, Friday, May 21, 2004 to discuss the announcement. The conference call will be broadcast live over the Internet and can be accessed by all interested parties from the Company’s web site www.respironics.com or www.companyboardroom.com. Please allow extra time prior to the call to visit the site and download the streaming media software to listen to the Internet broadcast. A replay of the web cast will be available following the call.

Respironics is a leading developer, manufacturer and distributor of innovative products and programs that serve the global sleep and respiratory markets. Focusing on emerging market needs, the Company is committed to providing valued solutions to help improve outcomes for patients, clinicians and healthcare providers. Respironics markets its products in over 100 countries and employs more than 2,900 associates worldwide. Further information can be found on the Company’s Web site: www.respironics.com.

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This document contains forward-looking statements, including statements relating to, among other things, developments in the healthcare industry, third-party reimbursement policies and practices, effectiveness of programs, future sales and acceptance of the company’s products and Power Programs™, new product development, anticipated cost savings and regulatory requirements, regulatory enforcement actions, anticipated results from acquisitions, acceptance of acquisition offers, foreign operations, growth rates of foreign markets, and anticipated levels of earnings and revenues, all of which are subject to change. Actual results may differ materially from those described in any forward-looking statements. Additional information on potential factors that could affect the company’s financial results are included in the reports filed with the SEC, including the reports on Form 10- K, 10-Q and 8-K.

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